EXPRESS APPOINTS WINNIE PARK AS NEW INDEPENDENT DIRECTOR TO BOARD

Columbus, Ohio - June 14, 2018 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced that Winnie Park was appointed to its Board of Directors as a Class III director, following the Company’s Annual Meeting of Stockholders on June 13, 2018. Ms. Park is currently Chief Executive Officer for Paper Source, Inc., a role she has held since September 2015. With this appointment, the size of the Board has been expanded from seven to eight directors.

Ms. Park is a seasoned business executive, with leadership experience across marketing, e-commerce, merchandising, and strategy at global retail and apparel brands. Prior to joining Paper Source, she held the titles of Executive Vice President, Global Marketing and eCommerce and Global VP, GMM, Merchandising during her nine year tenure at Hong Kong-based luxury retailer, DFS, a division of LVMH. Additionally, Ms. Park served as Senior Director, Women’s Merchandising and Director, Strategy for the Dockers brand at Levi Strauss and Company. Earlier in her career, she worked at McKinsey and Company, focusing on eCommerce, Apparel, and Retail. Ms. Park earned a BA from the Woodrow Wilson School of Public and International Affairs at Princeton University and her MBA from the Kellogg School of Management at Northwestern.

“We are excited to welcome Winnie to the Board. She is a talented, strategic leader who brings relevant and complementary skills in the areas of retailing, merchandising, e-commerce, and brand strategy. She will be a great addition to our Board,” said Mylle Mangum, Chairman of the Board.

“Winnie’s considerable experience supporting globally recognized brands will be an asset to Express,” said David Kornberg, President and Chief Executive Officer of Express. “She joins Express at an exciting time and we look forward to benefiting from her insight and expertise as we continue to transform into a leading omni-channel retailer."

“I am honored to join the Express Board,” said Park, “Express has been a fashion authority for several decades and I look forward to collaborating with the Board and management team to drive future growth.”

About Express, Inc.:
Express is a specialty retailer of women's and men's apparel and accessories, targeting the 20 to 30-year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and Puerto Rico. Express merchandise is also available at franchise locations and online in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Contact:
Mark Rupe
Vice President, Investor Relations
Express, Inc.
(614) 474-4465